Exhibit 10.44

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”), is entered into as of June 30, 2004 (“Effective Date”), by and among KING PHARMACEUTICALS, INC., a Tennessee corporation (“King”), PARKEDALE PHARMACEUTICALS, INC., a Michigan corporation (“Subsidiary” and together with King, “Seller”), and SALIX PHARMACEUTICALS, INC., a California corporation (“Salix Sub”) and SALIX PHARMACEUTICALS, LTD., a Delaware corporation (“Salix Parent” and together with Salix Sub, “Buyer”).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement of even date herewith (“APA”) for the sale or license of certain rights of Seller in the pharmaceutical products known as Anusol-HC® and Proctocort; and

WHEREAS, in connection therewith, Seller wishes to supply to Buyer, and Buyer wishes to purchase from Seller, Buyer’s entire requirements for certain of the Anusol-HC® and Proctocort products, for distribution, sale and use in the Territory pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1.	Defined Terms.

As used in this Agreement, the following capitalized terms have the meanings specified below:

“Acceptable Products” has the meaning set forth in Section 5.1.

“Affiliates” means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes hereof, the term “controlled” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

“ANDA” means an abbreviated new drug application requesting permission to place a drug on the market in accordance with section 505(j) of the FDCA (21 U.S.C. 355(j)) and 21 C.F.R. 314, Part 314 Subpart C, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market the drug in the United States.

“Anusol Cream” means Anusol-HC® 2.5% (Hydrocortisone Cream, USP).

“API” means active pharmaceutical ingredient.

“Applicable Laws” means all laws, rules, regulations, ordinances and other requirements of any governmental authority or instrumentality within the Territory.

“C.F.R.” means the United States Code of Federal Regulations.

“cGMPs” means current Good Manufacturing Practices pursuant to 21 C.F.R. § 211 et seq., as may be amended from time to time.

“Closing Date” has the meaning set forth in the APA.

“Confidentiality Agreement” has the meaning set forth in Section 9.1.

“Discretionary Manufacturing Changes” has the meaning set forth in Section 3.4(b).

“FDA” means the United States Food and Drug Administration and any successor agency or entity that may be established hereafter.

“FDCA” means the federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

“Firm Order” means a written irrevocable firm purchase order for the Products, which order shall include a delivery schedule specifying the requested delivery date and quantity for each Product ordered, and the location to which shipment of the Product is to be delivered.

“Force Majeure Event” has the meaning set forth in Section 9.14.

“Forecast” has the meaning set forth in Section 2.2(a).

“Indemnitee” has the meaning set forth in Section 8.3.

“Indemnitor” has the meaning set forth in Section 8.3.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company or any other entity or organization.

“Products” means the Anusol Cream; Anusol-HC® 25-mg Suppository (Hydrocortisone Acetate); and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). “Product” means any of the foregoing individually.

“Product Approvals” means any approvals, licenses, registrations or authorizations granted by, or applications therefor made to, any national, federal, state or local regulatory agency, department, bureau or other government entity within the Territory, including the FDA, necessary for the marketing, manufacture, use, storage, import, transport, or sale of the Products in a regulatory jurisdiction in the Territory, including the ANDA for the Anusol Cream.

“Purchase Price” has the meaning set forth in Section 4.1.

“Quality Agreement” has the meaning set forth in Section 3.12.

“Required Labeling Documentation” has the meaning set forth in Section 2.1(c).

“Required Manufacturing Changes” has the meaning set forth in Section 3.4(a).

“Specifications” means the applicable specifications for manufacturing and packaging of a Product as manufactured by Seller prior to the Closing Date as described on Schedule 1.1 attached hereto; provided, that the Specifications for the Anusol Cream are as set forth in the applicable ANDA therefor.

“Stability Date” has the meaning set forth in Section 3.6.

“Term” has the meaning set forth in Section 6.1.

“Territory” means the fifty (50) states of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico and all territories or possessions of the United States.

1.2.	Construction of Certain Terms and Phrases.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) all references herein to “Articles” or “Sections” are to Articles or Sections of this Agreement; (e) the term “or” has, except as otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless otherwise specified in this Agreement, all references to Products refer to Products manufactured and supplied to Buyer under this Agreement (and not Products purchased pursuant to the APA).

ARTICLE 2

SUPPLY OF THE PRODUCTS

2.1.	Sale and Purchase of the Products.

(a) Seller shall use commercially reasonable efforts to supply and sell to Buyer, and Buyer shall purchase from Seller, subject to Section 2.2(d), [*] percent ([*]%) of Buyer’s requirements for each Product for distribution, sale and use in the Territory during the Term, pursuant to Firm Orders submitted by Buyer to Seller from time to time in accordance with Section 2.2, at a price determined in accordance with Section 4.1.

(b) Seller shall manufacture, package, label, store (if and as necessary) and ship the Products or cause the same to be manufactured, packaged, labeled, stored (if and as necessary) and shipped in conformity with Section 2.3 and the applicable Specifications for the Products and in material compliance with all Applicable Laws, including cGMPs and Product Approvals.

(c) Buyer shall control the content and type of all labeling and packaging (and any changes or supplements thereto) for each Product and shall have the responsibility, at Buyer’s expense, which expense shall be commercially reasonable and documented for any changes or supplements thereto. Seller shall be responsible for obtaining such labels (and any changes or supplements thereto) and labeling and packaging all Products in accordance with the content specified by Buyer. Any changes to the labeling and packaging shall be communicated to Seller in writing at least [*] calendar days prior to the desired implementation date, together with the required documentation (the “Required Labeling Documentation”) specifying the content to be included in the labeling and packaging, including all necessary photo-ready art (or its substantial equivalent). Seller shall not be required to implement such changes until its first batch run after the expiration of such [*] day period.

(d) Notwithstanding the provisions of Section 2.1(c), with respect to the initial content and type of labeling and packaging to be provided by Buyer to Seller with respect to each Product, Seller shall implement such labeling and packaging as soon as reasonably practicable following Seller’s receipt of the Required Labeling Documentation with respect thereto from Buyer; provided that Seller shall ship Product pursuant to the initial Firm Order with such labeling not later than [*] days following Seller’s receipt of such Required Labeling

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Documentation; provided further, that the initial Firm Order is submitted by Buyer to Seller in accordance with the [*] day advance lead time pursuant to Section 2.2(b).

(e) During the term of this Agreement, Buyer hereby grants to Seller a royalty-free, non-exclusive right and license under such intellectual property rights that are owned or licensed by Buyer as are necessary to allow Seller to manufacture and supply the Products exclusively to Buyer under this Agreement. Seller shall have the right to transfer or sublicense the foregoing right and license, at Seller’s election, to subcontractor(s) to whom Seller subcontracts its manufacturing or supply obligations hereunder; provided that (i) Seller may only subcontract its manufacturing and supply obligations hereunder upon the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, (ii) Buyer shall, upon receipt of a request for such consent, have the right to immediately and directly engage such proposed subcontractor as its supplier of the applicable Product(s) and, upon prior written notice to Seller, terminate this Agreement with respect to such Product(s) (and upon Seller’s receipt of such notice, this Agreement will be deemed terminated with respect to such Product(s)), and (iii) Seller may retain such right and license to the extent necessary to continue manufacturing and supplying Products in accordance with this Agreement. Seller may subcontract all or any part of its performance obligations hereunder subject to the preceding sentence. Neither Seller nor any subcontractor of Seller shall be required to notify Buyer or obtain Buyer’s consent with respect to its purchase of materials from third parties for use in its manufacture of the Products hereunder.

(f) Buyer acknowledges that Seller does not and will not keep a [*], and will not be liable for any failure or delays in supply caused by a [*] or a Force Majeure Event.

2.2.	Quarterly Forecasts; Purchase Orders.

(a) Buyer shall submit to Seller upon execution of this Agreement and no later than [*] days before the first day of every calendar quarter during the term hereof, an eighteen (18) month rolling forecast (“Forecast”) organized by months and Product stock keeping units setting forth orders and requested delivery dates Buyer expects to place for each of the Products to be distributed, sold and used in the Territory during the eighteen (18) month period commencing with the beginning of said calendar quarter. Buyer shall make all Forecasts in good faith given market and other information available to Buyer. Each such Forecast shall constitute a binding commitment of Buyer to purchase the percentages of Products set forth below pursuant to Firm Orders issued in accordance with Section 2.2(b), notwithstanding any change in the quantity of a Product specified in a subsequent Forecast. Buyer shall be required to purchase that percentage of the quantity of each of the Products specified in the Forecast for successive quarters as follows:

Period of the Forecast	Percentage of each of the Products that Buyer is required to purchase
[*]	[*]%
[*]	[*]%

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Buyer shall purchase Products solely by Firm Orders for such Product. No terms and conditions contained in any Firm Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either party shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein. Buyer shall submit each such Firm Order to Seller at least [*] days in advance of the date specified in each Firm Order on which delivery of the Products is requested.

(c) Seller shall promptly notify Buyer in writing if at any time Seller has reason to believe that Seller will not be able to (i) fill a Firm Order for any Product in all material respects in accordance with the delivery schedule specified therein by Buyer and pursuant to the terms and conditions of this Agreement or (ii) supply Products to Buyer in material satisfaction of the most recent Forecast, which notice in either case shall provide Buyer with the details on the extent of the expected shortfall of supply. Upon such notice of a supply problem, or in any event upon Seller’s failure to satisfy, within the delivery time frame specified by Buyer, a portion of the Products ordered by Buyer in compliance with this Agreement, Buyer and Seller will immediately meet and work together, in good faith, to identify an appropriate resolution to the supply problem, provided that subsection (d) below shall remain applicable with respect to any such problem. Any agreed resolution to the supply problem will be set forth in a writing executed by both parties.

(d) In the event Seller cannot or does not properly supply all of Buyer’s requirements for Products on a timely basis in accordance with this Agreement, then, upon reasonable prior written notice to Seller, Buyer shall be free to engage a third party manufacturer of Products or manufacture Products directly without Seller’s written consent, solely to the extent necessary to ensure a supply of Products to Buyer sufficient to supply [*]% of Buyer’s needs therefor, and Seller shall automatically be released from any obligations to supply such quantities of Product to Buyer.

(e) In no event shall Seller have any obligation to supply any Product in excess of [*]% of the most recent forecast estimated quantity for such Product for such calendar quarter as described in the most recent Forecast.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(f) All Products ordered by Buyer shall be consistent with Seller’s current minimum batch sizes for the related Product, or multiples thereof, as set forth in Schedule 2.2(f). Seller shall give Buyer not less than six months’ notice prior to changing its minimum batch sizes, and all such changes in batch size shall be commercially reasonable.

2.3.	Shipment and Delivery.

(a) Seller shall use commercially reasonable efforts to ship to Buyer the Products ordered pursuant to a Firm Order by the requested delivery dates therefor, F.O.B. the manufacturing facility for each Product. Freight (including customs clearance costs) and insurance shall be paid by Buyer. Title and risk of loss for each Firm Order of the Products will pass to Buyer at the time of delivery of the Products to the designated common carrier for shipment at the place of shipment. Seller shall package each Product for shipment in accordance with its customary practices therefor, which practices shall be customary and reasonable in the pharmaceutical industry with respect to similarly-situated products, unless otherwise specified in writing by Buyer at least thirty (30) business days prior to such shipment, in which event any reasonable, documented extra costs incurred by Seller on account of the packaging changes requested by Buyer shall be promptly reimbursed by Buyer.

(b) Prior to shipment, Seller shall perform release testing pursuant to the Specifications and all Applicable Laws, including cGMPs and the Product Approvals.

(c) The parties acknowledge and agree that the quantities of any of the Products delivered to Buyer hereunder may differ by up to ten percent (10%) from the quantity requested in the Firm Order. In the event that the quantity delivered hereunder differs from the quantity requested in the Firm Order, Buyer shall pay Seller for the quantity delivered rather than the quantity requested in the Firm Order.

2.4.	Line Extension Products and New Products.

Seller shall have no obligation, express or implied, to develop or assist in the development of new formulations, dosages, forms of administration, or preparations for the Products.

ARTICLE 3

QUALITY AND REGULATORY MATTERS

3.1.	Licenses.

Except as otherwise set forth in this Agreement, each party hereto shall, at its sole cost and expense, maintain in full force and effect all necessary licenses,

approvals, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement.

3.2.	Regulatory Responsibility.

All regulatory matters regarding the Products shall be the responsibility of, and shall remain under the control of Buyer, subject to Seller’s responsibilities in matters related to the manufacturing of the Products in material compliance with Applicable Laws and Product Approvals. Notwithstanding the foregoing, each party shall promptly provide the other with copies of all communications received from any regulatory agency or authority concerning the Products which directly or indirectly affect the manufacturing thereof, and shall submit copies of all such communications and filings concerning the Products to be made to any regulatory agency or authority for prior review and comment at least five (5) business days prior to such submission. Each party shall provide adequate notice to the other of meetings with a regulatory agency or authority, whether via electronic means, in person, or otherwise, which relate to the manufacturing of the Products and will permit the other party to participate in such meetings if such meetings relate solely to the manufacture of the Products. Each party shall give due consideration to all comments timely made by the other which relate solely to the manufacturing of the Products and shall notify the other, in writing, if it declines to address any such comments, stating the reason therefor. Seller also shall advise Buyer of any occurrence or new information which arises out of Seller’s manufacturing or other activities which may reasonably be expected to have material adverse regulatory compliance and/or reporting consequences concerning a Product.

3.3.	Efficacy and Safety Information.

Each party shall furnish the other with efficacy, safety and other information in its possession, or that may come into its possession, as reasonably requested to assist each party in the performance of its obligations under this Agreement, including relevant clinical and safety data included in the applicable ANDA for the Anusol Cream.

3.4.	Change Control

(a) For changes to the Specifications or manufacturing processes that are required by Applicable Laws (collectively, “Required Manufacturing Changes”), Seller and Buyer shall cooperate in making such changes timely.

(b) For changes to the Specifications or manufacturing process that are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), Seller and Buyer must each agree to any Discretionary Manufacturing Changes and shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes as soon as reasonably practicable, and each agrees that it shall not unreasonably withhold its consent to such

Discretionary Manufacturing Changes. Notwithstanding the foregoing, Seller’s standard change control procedures shall be utilized by the parties in reviewing such changes, subject to the Quality Agreement.

(c) Notwithstanding the foregoing, the commercially reasonable, documented, direct costs, including obsolete raw materials, work-in-process, Product, packaging and labeling materials (i) associated with Required Manufacturing Changes shall be born equally by Buyer and Seller, and (ii) associated with Discretionary Manufacturing Changes shall be borne by the party initiating such changes.

3.5.	Records and Release.

Seller shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement and shall maintain complete and adequate records pertaining to the methods and facilities used by it for the manufacture, processing, testing, packing, labeling, holding and distribution of Products in accordance with the Applicable Laws, including cGMPs and Product Approvals. Seller shall provide Buyer with copies of certificates of analysis, certification of compliance, and such other documents as set forth in Section 5.3 of the Quality Agreement.

3.6.	Stability Testing.

Effective upon such date as Buyer has identified, qualified, and engaged an alternative laboratory for the conduct of quality control and stability testing (the “Stability Date”), Buyer shall thereafter at all times be solely responsible for (a) taking and maintaining quality control and stability samples of all Products delivered to Buyer (including the Inventory (as defined in the APA) and Products purchased hereunder), and (b) testing stability samples of all Inventory and Products purchased hereunder. Provided that Seller shall be in compliance with Seller’s obligations set forth in Section 3.13, Buyer shall use reasonable efforts to engage such an alternative laboratory as soon as reasonably practicable and in any event not later than the termination or expiration of this Agreement. Promptly after the Stability Date, Seller shall transfer to Buyer or Buyer’s designee Seller’s existing stability samples for the Products. Notwithstanding the foregoing, until such time as Buyer has identified, qualified, and engaged an alternative laboratory for the conduct of such quality control and stability testing, which (provided that Seller shall be in compliance with Seller’s obligations set forth in Section 3.13) shall not be later than the termination or expiration of this Agreement, Seller shall have full responsibility for all responsibilities and duties described in the first sentence of this Section 3.6 with respect to quality control and stability testing; provided however, that Buyer shall compensate Seller for all services provided under this Section 3.6 at the rates set forth in Schedule 3.6 hereto. Buyer shall pay any invoice for such services within thirty (30) days after Buyer’s receipt of such invoice from Seller. Except as otherwise described herein or in the Quality Agreement, Buyer shall be solely responsible for all release and/or process testing regarding the Products.

3.7.	Recalls; Product Technical Complaints.

(a) During the term of this Agreement, each party shall promptly inform the other by telephone and in writing in the event any circumstances occur which may precipitate a recall, market withdrawal, or field correction of any Products. Buyer shall have the sole authority and responsibility to respond to any regulatory agencies (subject to Seller’s responsibilities in matters related to the manufacturing of the Products in material compliance with Applicable Laws), to respond to product technical complaints and medical complaints and, subject to Section 3.7(b) and 3.7(c), to handle all recalls, market withdrawals, and field corrections of the Products in accordance with Applicable Law at Buyer’s cost and expense.

(b) Each party shall promptly (but in any case, not later than 48 hours) notify the other party in writing of any decision, order, request or directive of a court or other governmental authority to recall, withdraw, or field correct a Product. Buyer shall be solely responsible for determining, in its sole discretion, if and when to issue any recall, withdrawal, or field correction (but shall comply with all Applicable Laws in making such determination) and, subject to Section 3.7(c), for the cost and expense of any such recall, withdrawal, or field correction of the Products, provided, however, that Buyer shall give due consideration to all comments timely made by Seller relating to the manufacturing of the Product and shall notify Seller, in writing, if it declines to address any such comments, stating the reason therefor. Seller shall be entitled to effect any product recall, market withdrawal, or field correction with respect to Products, including Products sold or distributed by Seller prior to the Effective Date, without Buyer’s prior written consent, required to comply with any Applicable Laws; Seller shall not effect any other product recall, market withdrawal, or field correction with respect to Products without Buyer’s prior written consent. If a Product recall, market withdrawal or field correction does not result solely from Seller’s gross negligence, willful misconduct or a breach of Section 7.1(a), then Seller shall be relieved of its obligations to supply the Product hereunder until the cause of such recall, withdrawal, or field correction has been resolved to the reasonable satisfaction of the parties and the FDA.

(c) In the event of any Product recall, withdrawal or field correction resulting solely from Seller’s gross negligence, willful misconduct or a breach of Section 7.1(a), Seller shall, as Buyer’s sole remedy with respect to the costs of such recall, market withdrawal, or field correction, (i) bear all reasonable costs associated with such recalls, market withdrawals, or field correction provided that Seller shall have no obligation to reimburse Buyer for any consequential damages incurred in connection therewith, including any lost profits, and (ii) at the election of Buyer, either:

(A) supply additional Product as soon as reasonably practicable, without charge to Buyer, in an amount sufficient to replace the amount of the Product recalled, withdrawn, or subject to field correction; or

(B) refund to Buyer or give credit to Buyer against outstanding receivables due from Buyer against the Purchase Price for shipments of the Product to be delivered to Buyer in the future, as requested by Buyer in its sole discretion, in amounts equal to the price paid by Buyer to Seller for Products so recalled, withdrawn, or subject to field correction, plus the reasonable transportation and/or disposal costs incurred by Buyer and not recovered by Buyer in respect of such recalled, withdrawn, or field corrected Products.

Notwithstanding the foregoing, neither Seller’s indemnification obligations under Section 8.1 nor liability with respect to product liability or personal injury resulting from Seller’s gross negligence, intentional misconduct, or breach of Section 7.1(a) shall be in any way limited by this Section 3.7(c).

3.8.	Notice of Government Inspections.

Each party agrees that it will (a) advise the other of any requests by any governmental agency for any inspections with respect to the manufacturing of Products, (b) provide the other with copies of any correspondence related thereto, and, to the extent it becomes aware of the results, observations and/or outcome of any inspections or audits of the facilities or operations involved in the manufacture, processing, testing or packaging of the Products conducted by governmental agencies, including the FDA, and (c) notify the other of any such information as it relates to the Products within three (3) days of obtaining the information.

3.9.	Government Inquiries.

Upon being contacted by any federal, state, or local agency for any regulatory purpose pertaining specifically to this Agreement or to the Products, including notice of the initiation of any inquiries, notices or inspection activity by any governmental or regulatory authority, a party shall immediately notify the other party and provide the other with (a) a reasonable description of any such inquiries and related documentation (including any FDA Establishment Inspection Report Form 483 or FDA warning letter), (b) an opportunity to advise and comment with respect thereto and (c) if appropriate, participate with respect thereto if such matters relates solely to the Products. Either party may permit unannounced inspections of Products or facilities by a regulatory agency with competent jurisdiction and respond to the extent necessary to comply with its obligations under Applicable Law.

3.10.	Medical Inquiries.

Buyer shall handle all medical inquiries concerning the Products. Seller shall notify Buyer of any medical information requests and/or medical inquiries.

3.11.	Adverse Drug Events.

Each party shall promptly notify the other party in writing of any event(s) that materially affect(s) or could reasonably be expected to materially affect the marketing of the Product, including adverse drug reactions, side effects, injuries, toxicity or sensitivity reactions, and governmental inquiries. Serious Adverse Events (as defined below) for any of the Products learned of by Seller shall be submitted in writing to Buyer within two (2) business days from the date of learning thereof. Non-Serious Adverse Events (as defined below) for any of the Products learned of by Seller shall be submitted in writing to Buyer no more than five (5) business days from the date of learning thereof. Buyer and/or its Affiliates shall have the sole responsibility for reporting and responding to adverse drug events to the applicable regulatory authorities; provided, that Seller may take such actions (including issuing such reports) as it reasonably determines are required of it as a manufacturer or supplier of Products by Applicable Laws. Each party shall promptly provide the other with copies of all periodic reports and product safety update reports relating to any of the Products which are filed or received from third parties. “Serious Adverse Event” shall mean any serious and unexpected adverse drug experience as defined by FDA in 21 C.F.R. §§ 310.305 and 314.80, associated with the use of any of the Products in humans, whether or not considered drug related. “Non-Serious Adverse Event” shall mean any adverse drug experience associated with the use of any of the Products in humans, whether or not considered drug related, which is not a Serious Adverse Event.

3.12.	Product Complaints; Quality Agreement.

Buyer shall have the sole authority and responsibility to respond to any regulatory agencies with respect to product complaints and to respond to product complaints relating to any of the Products. The parties shall enter into a quality agreement, in the form attached hereto as Schedule 3.12 (“Quality Agreement”), immediately upon execution of this Agreement. In the event the terms of this Agreement and the Quality Agreement materially and explicitly conflict, the terms of this Agreement shall govern.

3.13.	Alternative Manufacturers; Technology Transfer.

(a) Subject to the terms and conditions set forth herein, Seller shall upon reasonable prior notice from Buyer, reasonably assist Buyer in designating alternative supplier(s) of any Product(s) and qualifying and enabling Buyer, any alternative suppliers, and their manufacturing sites to manufacture and supply such Product(s) in accordance with all Applicable Laws, Product Approvals, and the

Specifications, including (i) the transfer and disclosure of, and enablement of such parties and sites with respect to, Licensed Technology and (ii) the provision of relevant technical documentation, technical expertise, and development reports and/or historical documentation reasonably necessary for the transfer and qualification of both analytical methodologies and manufacturing processes with respect to such parties and sites. All such assistance shall be provided during Seller’s normal business hours at times and locations to be mutually agreed upon by the parties. Seller shall have no obligation to provide more than [*] man-hours of such assistance to Buyer nor to provide such assistance at any time after [*] months after the termination or expiration of this Agreement. In the event such assistance is provided at Seller’s facility, Buyer’s visit to such facility shall be subject to, and Buyer shall comply with, Seller’s safety and security policies for such facility.

(b) Buyer shall (i) pay Seller for such assistance at a rate equal to two hundred dollars ($200) per hour and (ii) reimburse Seller for all reasonable, documented travel and other out-of-pocket expenses incurred by Seller in providing such assistance. Buyer shall pay any invoice for such assistance within thirty (30) days of Buyer’s receipt of such invoice from Seller.

(c) In addition, upon termination or expiration of this Agreement with respect to the Anusol Cream Product, Seller shall promptly transfer to Buyer the tangible embodiment of the Anusol Mold (as defined in the License Agreement dated February 28, 1998, by and between Warner-Lambert Company, Parke, Davie & Company, and Parkedale, granting Parkedale certain rights with respect thereto) used by Seller to manufacture such Product to the extent Seller has the right to do so or on an [*] basis, provided that Buyer pays for the cost of packaging and shipping thereof.

(d) Seller expressly agrees that (i) Seller’s obligations under this Section 3.13 are necessary and reasonable in order to ensure that Buyer enjoys the benefit of the assets purchased pursuant to the APA and (ii) monetary damages would be inadequate to compensate Buyer for Seller’s breach of this Section 3.13. Accordingly, Seller agrees and acknowledges that Buyer shall be entitled to specific performance by Seller of its obligations under this Section 3.13 with respect to any breach by Seller of this Section 3.13.

3.14.	Quality Audits.

Seller will permit Buyer to inspect those portions of the manufacturing facilities in which the Products are manufactured upon thirty (30) days advance notice and during regular business hours to ascertain compliance with cGMPs, Applicable Laws, and this Agreement. Such audits shall be performed in a manner of not more than once annually or as otherwise provided in the Quality Agreement. Buyer representatives conducting such audits shall follow all security and facility access procedures as reasonably required by Seller. The parties agree to use

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

commercially reasonable efforts to promptly resolve any quality issues raised by such inspections.

ARTICLE 4

PRICE AND PAYMENT TERMS

4.1.	Purchase Price.

(a) Buyer shall purchase from Seller, and Seller shall sell to Buyer, each Product at a price equal to that set forth on Schedule 4.1(a) with respect to such Product, subject to adjustment as set forth in this Section 4.1 (the “Purchase Price”). Effective July 1, 2005, the Purchase Price shall increase by an amount equal to the percentage change increase, if any, in the U.S. Department of Labor’s Pharmaceutical Producer Price Index – “Preparations, Ethical Prescriptions” (the “PPPI”) over the preceding year, provided that, in any event, the amount of such increase shall not exceed [*] percent ([*]%) of the original Purchase Price.

(b) In addition to the Purchase Price, Buyer shall pay all actual freight, insurance and government sales, use, excise, property, import, export or similar taxes or excises imposed on purchases for resale, and duties and other fees (except tax on income to Seller) incurred in connection with the sale and shipment of the Products to Buyer.

(c) Payments to Seller for the Purchase Price of delivered Products shall be made by Buyer within thirty (30) days after the later of (i) the date of shipment thereof and (ii) the date of invoice from Seller.

4.2.	Distribution, Warehousing, Billing, Pricing.

Buyer (and/or its Affiliates) shall have the sole responsibility for the distribution, warehousing, billing and order confirmation of the Products after receipt at the designated destination and for the collection of receivables resulting from sales of the Products. As between Buyer and Seller, Buyer shall have the sole authority to determine the resale price of the Products during the term of this Agreement, including resale price increases and decreases and the timing thereof.

4.3.	Labeling and Packaging Costs.

Buyer shall reimburse Seller for the reasonable, documented direct costs of any manufacturing, packaging, and labeling materials and components paid for by Seller in reasonable reliance upon Forecasts submitted by Buyer hereunder which become obsolete and which cannot be returned for a refund or otherwise used by Seller upon and due to any change by Buyer or its Affiliates in the packaging or labeling of the Product. At its option, Buyer will pay for the reasonable,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

documented costs of the return or destruction of the obsolete materials or components.

4.4.	Currency.

All payments to be made under this Agreement shall be made in United States currency.

4.5.	Late Payments.

In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of 18% per annum;, provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 5

INSPECTION OF PRODUCTS

5.1.	Inspection by Buyer.

Within thirty (30) days from the date of delivery of Products to the destination specified by Buyer, Buyer may inspect and analyze such Products delivered to Buyer for purposes of determining whether the Products meet their Specifications and comply with all Applicable Laws, including cGMPs, in all material respects (“Acceptable Products”). Buyer shall notify Seller in writing within such thirty (30) day period of any Product or portion thereof which Buyer is returning because it is not an Acceptable Product. If Seller does not receive such notice within such thirty (30) day period, the shipped Products will be deemed accepted as Acceptable Products.

5.2.	Disputes over Products.

If Seller, after good faith consultation with Buyer, disputes any finding by Buyer that a Product is not an Acceptable Product, then representative samples of such Product shall be forwarded to an independent third party jointly selected by Seller and Buyer, in their reasonable discretion, for analysis, which analysis shall be performed in compliance with industry standards and applicable FDA regulations and governmental regulations for re-testing of pharmaceutical products. The findings of such third party regarding whether the Product was an Acceptable Product shall be binding upon the parties. The cost of such analysis by such third party shall be borne by the party whose determination of whether or not the Product was an Acceptable Product differed from such conclusion of such third party.

5.3.	Replacement of Products that are not Acceptable Products.

Seller shall, at Buyer’s option, in Buyer’s sole discretion, either replace any Product order, or portion thereof, which is not an Acceptable Product, as soon as reasonably practicable at Seller’s cost and expense, including shipping costs, or promptly refund to Buyer the payments made for such returned Products. At the sole option of Seller, said Product may be returned to Seller, at Seller’s expense including shipping costs, or destroyed in an environmentally acceptable manner, in accordance with applicable governmental regulations, at Seller’s expense. This Section 5.3 sets forth Buyer’s sole remedy for any Products that are rejected by Buyer under Section 5.1 as not being Acceptable Products. Seller shall have no liability to Buyer under this Section 5.3 if a Product fails to meet Specifications if such Product (a) has been subject to misuse, negligence or accident other than by Seller or its agents, representatives, or subcontractors, or (b) has been stored, handled or used by Salix or third parties other than Seller’s agents, representatives, or subcontractors in a manner contrary to Applicable Laws.

ARTICLE 6

TERM OF THE AGREEMENT

6.1.	Term.

This Agreement shall become effective as of the Effective Date and shall expire upon the second (2nd) anniversary of the Effective Date (the “Term”), unless sooner terminated as provided in this Article 6.

6.2.	Termination.

(a) Either party may immediately terminate this Agreement without liability to the other party (i) if the other party materially breaches this Agreement or the Asset Purchase Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach or (ii) in the event that the other party is adjudged bankrupt or enters into an assignment for the benefit of its creditors.

(b) Buyer may also terminate this Agreement for its convenience upon thirty (30) days prior written notice to Seller.

(c) Notwithstanding the foregoing, with respect to any breach by Seller not cured within the aforementioned thirty (30) period or Buyer’s exercise of its termination right under Section 6.2(b), Buyer shall have the right upon written notice to Seller, in lieu of terminating this Agreement in its entirety, to terminate this Agreement solely with respect to a particular Product and upon such notice, the Agreement shall be deemed terminated with respect to such Product. For the avoidance of doubt, the parties acknowledge and agree that in the event of termination of this Agreement solely with respect to a particular Product, Section 6.3 shall apply with respect to such Product and the termination and survival portion of Section 3.6 and 3.13 shall apply with respect to such Product.

6.3.	Effects of Termination.

(a) Upon termination of this Agreement for any reason:

(i)	Buyer shall purchase from Seller (1) any Products which have been Firm Ordered through the effective date of termination and which comply with the warranties of Seller set forth in Section 7.1(a), and (2) any additional Products in Seller’s inventory that are in finished form and which comply with the warranties of Seller set forth in Section 7.1(a), in each case at the applicable Purchase Price; and

(ii)	Buyer shall pay Seller for all reasonable, documented direct costs associated with raw materials or components used in manufacturing, packaging, or labeling the Products, to the extent that such materials or components were purchased in reasonable quantities based on Forecasts submitted by Buyer hereunder, which Seller determines, in its reasonable discretion, that it cannot practicably reuse in the manufacturing, packaging, or labeling of other products or return for a full refund or credit. At its option, Buyer will pay for the return or destruction of the obsolete materials or components.

(b) Neither the termination nor expiration of this Agreement shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein shall not be an exclusive remedy but shall be in addition to any remedies whatsoever that may be available to the terminating party, subject to the limitations and exclusions set forth herein.

(c) Notwithstanding the giving of any notice of termination pursuant to this Article 6, and, each party shall continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1.	Seller Warranties.

(a) Seller warrants that each Product manufactured by or for Seller and sold to the Buyer under this Agreement:

(i)	will meet the Specifications therefor at the time the same is tendered to the common carrier for delivery to the Buyer; and

(ii)	shall be manufactured, labeled and packaged in all material respects in accordance with Applicable Law, cGMPs and Product Approvals (if applicable), except to the extent that such noncompliance is attributable to specific written instructions from Buyer or the Buyer has assumed responsibility for such manufacturing, labeling and/or packaging.

(b) Seller further represents and warrants to Buyer that:

(i) to Seller’s knowledge, Seller has all rights, approvals, consents, qualifications, and registrations of any kind reasonably required for Seller to perform under this Agreement; and

(ii) there are no outstanding agreements binding on Seller or Seller’s assets that would materially adversely affect Seller’s ability to perform under this Agreement.

7.2.	Buyer Warranties.

Buyer represents and warrants to Seller that:

(a) Buyer shall at all times handle, warehouse, store, market, sell, distribute and otherwise dispose of the Products in accordance with customary industry practice and in material compliance with all Applicable Laws, including cGMPs and Product labeling and Specifications;

(b) Buyer has all applicable licenses, registrations and permits necessary to take control of such Products;

(c) Buyer will make any filings that are required to be made by it under any ANDA transferred to it by Seller, including the filing of any “adverse event reports” as required by Applicable Law, and

(d) Buyer will not knowingly sell or distribute the Products to any party outside of the Territory nor to a party inside the Territory that intends to sell or distribute the Products outside of the Territory.

7.3.	DISCLAIMER OF WARRANTIES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY RELATED AGREEMENT, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT, NON-INFRINGEMENT, QUALITY, PERFORMANCE OR OTHERWISE OR FOR ANY ASSISTANCE OR SERVICE PROVIDED HEREUNDER.

7.4.	No Reliance by Third Parties.

The representations and warranties of a party set forth in this Agreement are intended for the sole and exclusive benefit of the other party hereto, and may not be relied upon by any third party.

ARTICLE 8

INDEMNIFICATION; INSURANCE

8.1.	Indemnification by Seller.

Seller shall defend, indemnify and hold Buyer and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses (other than special, incidental, consequential or punitive damages, but including attorneys’ fees and costs) from a third-party claim (a) arising out of any breach by Seller of this Agreement or (b) for personal injury or tangible property damage arising from Seller’s gross negligence of willful misconduct hereunder; provided, however, that Seller shall not be required to indemnify Buyer with respect to any such claim, liability, loss, cost, action, suit, damage or expense under this Section 8.1 to the extent the same (i) is otherwise covered by Buyer’s indemnification obligation in Section 8.2, or (ii) arises from Buyer’s negligent act or omission or intentional misconduct or that of any Buyer Affiliate, or (iii) arises with respect to any action taken by Seller upon the written direction of Buyer or (iv) arises from Buyer’s failure to implement reasonable mitigation efforts within Buyer’s control after Buyer has obtained knowledge of a Product defect or non-conformity.

8.2.	Indemnification by Buyer.

Buyer shall defend, indemnify and hold Seller and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses (other than special, incidental, consequential or punitive damages, but including attorneys’ fees and costs) from a third-party claim (a) arising out of any breach by Buyer of this Agreement or (b) for personal injury or tangible property damage arising from Buyer’s gross negligence of willful misconduct hereunder; or (c) arising out of the performance or nonperformance of Buyer’s obligations under this Agreement; provided, however, that Buyer shall not be required to indemnify Seller with respect to any such claim, liability, loss, cost, action, suit, damage or expense under this Section 8.2 to the extent covered by Seller’s indemnification obligation in Section 8.1, or which arises from Seller’s negligent act or omission, intentional misconduct or that of any Seller Affiliate.

8.3.	Procedures.

A party (the “Indemnitee”) which intends to claim indemnification under this Article 8 shall notify the other party (the “Indemnitor”) within a reasonable time in writing of any action, claim or liability in respect of which the Indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor (including its right to defend) is not prejudiced thereby. The Indemnitor shall have the right, by notice to the Indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the Indemnitor’s receipt of notice of any action or claim with counsel of the Indemnitor’s choice and at the sole cost of the Indemnitor. If the Indemnitor does not so assume the defense of such third party claim, then the Indemnitee may assume such defense with reasonable counsel of its choice and at the sole cost of the Indemnitor, provided such costs are reasonable and documented. If the Indemnitor so assumes such defense, then the Indemnitee may participate therein through counsel of its choice, but at the sole cost of the Indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance as is requested to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the Indemnitor. No such claim shall be settled other than by the party defending the same; provided that Indemnitor shall not, without the Indemnitee’s prior written consent, enter into any settlement of any such action or claim which (a) imposes on the Indemnitee any liability or obligation which cannot be assumed and performed in full by the Indemnitor or (b) admits fault on the part of Indemnitee, provided that Indemnitor promptly and fully performs and/or assumes any such liability or obligation.

8.4.	Insurance.

(a) Buyer. Buyer covenants that, prior to offering for sale of any Products to any third party, shall obtain comprehensive general liability insurance and products liability insurance coverage with reputable and financially secure insurance carrier(s) covering such risks as are reasonably appropriate to sound business judgment and Buyer’s obligations and activities contemplated by this Agreement, in an amount reasonably sufficient to protect against liability under this Agreement. At Seller’s written request, Buyer shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days’ prior written notification of cancellation to Seller.

(b) Seller. Seller covenants that Seller shall obtain and maintain comprehensive general liability insurance and products liability insurance coverage with reputable and financially secure insurance carrier(s) covering such risks as are reasonably appropriate to sound business judgment and Seller’s obligations and activities contemplated by this Agreement, in an amount reasonably sufficient to protect against its liability under this Agreement. At Buyer’s written request, Seller shall furnish a Certificate of Insurance evidencing primary coverage and shall provide thirty (30) days’ prior written notification of cancellation to Buyer.

8.5.	Further Limitations.

(a) NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, NO PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS OR REPRESENTATIVES ON ACCOUNT OF ANY BREACH HEREOF OR ANY INDEMNITY OBLIGATION SET FORTH HEREIN FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS).

(b) Any action for breach of this Agreement must be commenced within twelve (12) months after the end of the term of this Agreement; provided that this Section 8.5(b) shall not apply to any claim by either party for indemnification under Section 8.1 or 8.2, or to any claim by either party for breach of the other party’s indemnity obligation.

(c) Seller and the Buyer shall cooperate with each other in resolving any claim or liability with respect to which one party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(d) The amount of any loss, liability, damage or expense for which indemnification is provided under this Article 8 shall be net of any amounts actually recovered by the indemnified party in respect of such loss, liability, damage or expense under its insurance policies.

ARTICLE 9

MISCELLANEOUS

9.1.	Confidential Information.

(a) All Buyer technical, business, and marketing information provided to Seller, including any information acquired by Buyer from Seller under the APA) is considered by Buyer to be proprietary and confidential (hereinafter the “Buyer Confidential Information”). Similarly, all Seller technical and business information provided to Buyer (excluding information acquired by Buyer from Seller under the APA) is considered by Seller to be proprietary and confidential (hereinafter “Seller Confidential Information” and together with the Buyer Confidential Information, the “Confidential Information”). Each party agrees to treat the other party’s Confidential Information as such, according such Confidential Information the same protections as it provides to its own proprietary and confidential information of a similar nature, which shall be no less than reasonable level of such protection. Each party agrees that it shall not use any of the other party’s Confidential Information for any purpose other than for the purposes of exercising its rights or fulfilling its obligations under this Agreement, the APA, or any related agreements.

(b) The confidentiality obligations of this Section 9.1 shall not extend to information which:

(i)	is or was disclosed by the discloser and was known to the recipient prior to such disclosure, as evidenced by written records kept by the receiving party in the normal course of business; or

(ii)	is or becomes known to the public through no fault, action, or omission by the recipient; or

(iii)	is disclosed to the recipient without restriction on disclosure by a third party not (1) under an obligation of secrecy to the discloser or (2) providing Products to Seller as permitted hereby.

(c) Each party acknowledges and agrees that (i) its obligations under this Section 9.1 are necessary and reasonable to protect the discloser and its business, (ii) any violation of these provisions could cause irreparable injury to the discloser for which money damages would be inadequate, and (iii) as a result, the discloser may be entitled to seek injunctive relief against the threatened breach of the provisions of this Section 9.1. The parties agree to cooperate with respect to requests for confidential treatment to be submitted to the Securities and Exchange Commission with respect to certain portions of this Agreement.

(d) The terms of the confidentiality agreement previously executed between Buyer and Seller dated July 25, 2003 (the “Confidentiality Agreement”) are hereby superceded by the terms of this Section 9.1, provided that (i) neither party is discharged from any liability or obligation that may have accrued under the Confidentiality Agreement prior to the execution of this Agreement and (ii) both parties shall remain bound to the terms of such Agreement with respect to any confidential information disclosed thereunder that is not the subject of, nor disclosed pursuant to, this Agreement or the APA.

9.2.	Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, prepaid telex, cable, courier, telegram or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or telegram shall be deemed to have been given on the date received) as follows:

If to Buyer, as follows:

Salix Pharmaceuticals, Inc.

8540 Colonnade Center Drive

Suite 501

Raleigh, North Carolina 27615

Attention: General Counsel

Telephone: (919) 862-1000

Facsimile: (919) 862-1095

If to Seller, as follows:

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

Attention: President

Facsimile: (423) 989-8055

with a copy (which shall not constitute notice) to:

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

Attention: General Counsel/Legal Affairs

Facsimile: (423) 989-6282

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 9.2 by any party hereto to the other party.

9.3.	Entire Agreement.

This Agreement, its schedules, and the APA constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the parties relating thereto.

9.4.	Waiver; Remedies.

No delay on the part of Seller or Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Seller or Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5.	Amendment.

This Agreement may be modified or amended only by written agreement of the parties hereto.

9.6.	No Third-Party Rights.

No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights in or obligations to any Person not a party to this Agreement.

9.7.	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Seller nor Buyer may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld; further provided, however, that either party may assign this Agreement without such consent to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets or business, its merger, or consolidation with another business entity. Any purported assignment without a required consent shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, provided that no assignment shall relieve either party of the performance of any accrued obligation.

9.8.	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware excluding any choice of law rules which may direct the application of the law of another state.

9.9.	Further Assurances.

Each party shall execute and deliver such additional instruments and other documents and use all commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

9.10.	Interpretation.

The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement; (c) all section titles or captions contained in this Agreement or in any Appendix, Exhibit or Schedule referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; and (d) each Appendix, Exhibit and Schedule hereto is incorporated by reference and made a part of this Agreement.

9.11.	No Joint Venture.

Nothing contained herein shall be deemed to create any joint venture or partnership between the parties hereto, and, except as is expressly set forth herein, neither party shall have any right by virtue of this Agreement to bind the other party in any manner whatsoever.

9.12.	Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

9.13.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

9.14.	Force Majeure.

Neither party shall be liable to the other party for any failure to perform as required by this Agreement (other than the obligation to pay money) if the failure to perform is due to circumstances reasonably beyond such party’s control including acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, labor disturbances, a national health emergency, or appropriations of property (a “Force Majeure Event”). A party whose performance is affected by a Force Majeure Event shall take prompt action using its reasonable best efforts to remedy the effects of the Force Majeure Event.

9.15.	Survival.

The provisions of Articles and Sections 3.5 (to the extent applicable), 3.7, 3.13, 5, 6.3, 7, 8 and 9 shall survive the expiration or termination of this Agreement.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Supply Agreement as of the date first above written.

Seller:

KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Name:	Brian A. Markison
Title:	Acting President and Chief Executive Officer

PARKEDALE PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Name:	Brian A. Markison
Title:	Acting President and Chief Executive Officer

BUYER:

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer

SALIX PHARMACEUTICALS, INC.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer

SCHEDULE 2.2(f)

Minimum Batch Sizes

Product Description
Anusol-HC® 2.5% cream – 30g Tube	[	*]
Anusol-HC® 25mg suppository – pkg of 12	[	*]
Anusol-HC® 25mg suppository – pkg of 24	[	*]
Proctocort® 30mg suppository – pkg of 12	[	*]
Proctocort® 30mg suppository – pkg of 24	[	*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 3.6

Stability Testing Charges

With respect to Anusol Cream, the cost to Buyer is $[*] for each set of test requirements to be performed at each specified test point, for which there are 8 separate test points for the Product (i.e., initial, 3 months, 6 months, etc.), or $[*] paid in advance for the full series of tests over the 8 separate test points.

With respect to Anusol and Proctocort Suppositories, the cost to Buyer is $[*] for each set of test requirements to be performed at each specified test point, for which there are 8 separate test points for the products (i.e., initial, 3 months, 6 months, etc.), or $[*] paid in advance for the full series of tests over the 8 separate test points.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 4.1(a)

Initial Purchase Price

Effective Until June 30, 2005

Product Description	Price
Anusol-HC® 2.5% cream – 30g tube	$	[	*]
Anusol-HC® 25mg suppository – pkg of 12	$	[	*]
Anusol-HC® 25mg suppository – pkg of 24	$	[	*]
Proctocort® 30mg suppository – pkg of 12	$	[	*]
Proctocort® 30mg suppository – pkg of 24	$	[	*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.